EXHIBIT 10.11

Management Agreement (the “Agreement”)

between

1.	PIERIS AG, Lise-Meitner-Straße 30, 85354 Freising-Weihenstephan, represented by the Supervisory Board

- hereinafter referred to as the “Company”-

and

2.	Stephen S. Yoder, Herterichstrasse 65a, 81479 München

- hereinafter referred to as the “CEO” -

- Company and CEO herein collectively also referred to as the “Parties” -

§ 1

Start and Term of the employment

1.	The employment shall commence on January 1, 2010, and is entered into for a period of 18 (eighteen) months (the “Term”), i.e. this Agreement will end on June 30, 2011. This Agreement will be extended automatically for 1 (one) year, unless it has been terminated in writing 6 (six) months prior to the end of the Term.

2.	The right to effect termination without period of notice for due cause (aus wichtigem Grund) shall remain unaffected.

3.	Any termination must be in writing.

§ 2

Activity

1.	The CEO shall be employed as a Chief Executive Officer (Vorstandsvorsitzender). The field of work shall cover especially general management and business / corporate development. The CEO shall conduct the affairs of the Company with the due care and diligence of a prudent and conscientious business manager pursuant to the provisions of law, the Articles of Association, the Rules of Procedure for the Board of Managing Directors as issued by the Supervisory Board, and this Agreement. He shall safeguard the Company’s interests and shall devote his full working capacity exclusively to the Company.

2.	In connection with this Agreement and, unless explicitly agreed otherwise in writing, without any additional remuneration, the CEO shall, upon request of the Company, also assume or resign functions in other enterprises which are affiliated with the Company (sec. 15 German Stock Companies Act (AktG)). This shall apply accordingly with respect to honorary functions in associations and professional organizations, in which the Company or an affiliated company is a member.

3.	The Company is entitled to release the CEO at any time from his work with the continued payment of his gross basic remuneration according to § 4 (1) and while offsetting his residual entitlement to vacation.

4.	The place of work is Freising.

§ 3

Working hours

1.	The CEO shall dedicate his entire working capacity to the Company, at least 40 hours a week. The duration and the starting and finishing times of the daily working hours shall be determined by the CEO himself according to his set task within the respectively valid local working hours regulations, in which respect he must take account of operational interests and the respectively valid Company regulations.

2.	The CEO is obliged to do overtime or additional work. Overtime is to be done as is required by the situation-related scope of work and in so far as this is legally permissible. The additional work is compensated by the regular salary according to § 4 (1).

§ 4

Salary, other benefits

1.	The CEO shall receive for his contractual employment an annual gross salary of EUR 210,000.00 (in words: Euro two-hundred thousand and ten), payable in twelve (12) equal monthly instalments through transfer to the account to be designated by the CEO with a bank located within Germany. The aforementioned instalments will be paid the last day of each month.

2.	In addition to the remuneration provided for under § 4 (1), however, dependent upon the achievement of certain targets to be agreed on between the Parties, the CEO shall receive an annual bonus payment of EUR 50,000.00 (in words: Euro fifty-thousand) gross (the “Bonus”). The Bonus will be paid each year at year’s end, i.e. December 31, and will be paid pro rata temporis if the employment has not existed the entire year depending on the achievement of the agreed targets, whereby the determination of the fulfilment of the agreed targets is within the sole discretion of the Company.

3.	The CEO shall be eligible to participate in the option pool in such way that the CEO shall be granted a stake of 2,5% in the Company (the “Exit Fee”) in the event of a sale of the shares in the Company or a sale of the assets of the Company (the “Exit”).

4.	In the event of an Exit resulting in a purchase price exceeding EUR 150 Mio., the CEO shall be entitled to a success fee (the “Success Fee”). The Success Fee shall be calculated as follows:

Purchase Price > EUR 150 Mio. ≤EUR 200 Mio.

0,25% of all net proceeds (i.e. after deduction of all transaction costs).

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Purchase Price > EUR 200 Mio. ≤EUR 250 Mio.

0,5% of all net proceeds (i.e. after deduction of all transaction costs).

Purchase Price > EUR 250 Mio. ≤ EUR 300 Mio.

0,75% of all net proceeds (i.e. after deduction of all transaction costs).

Purchase Price > EUR 300 Mio.

1,0% of all net proceeds (i.e. after deduction of all transaction costs).

5.	In the event that (i) the Company terminates the Agreement pursuant to § 1 (1) and (ii) the net proceeds (i.e. after deduction of all transaction costs) exceed an amount of EUR 150 Mio., the Exit Fee and the Success Fee shall be reduced by 33% if the Exit is carried out within six (6) months after termination notice and by 67% if the Exit is carried out within twelve (12) months after termination notice. For the avoidance of doubt, in the event that (i) the Company terminates the Agreement without period of notice for due shall not be entitled to an Exit Fee and he shall not be entitled to a Success Fee.

6.	In case of an additional dilutive financing round by the Company, the Exit Fee and the Success Fee may be adjusted by the supervisory board, accordingly, in good faith.

7.	The Company will lease a car for the CEO. The Company shall bear all acquisition costs / costs of leasing and all running costs such as gasoline, repairs, insurances etc. (the “Care Allowance”). The Car Allowance shall be limited to a maximum of EUR 1,100 plus VAT per month. The CEO is entitled to use the car for private purposes. As far as this private use is taxable, any such taxes shall be borne by the CEO. The CEO shall return the car and any other equipment together with the relevant documentation, in particular the registration papers, to the Company at the end of the Term. The same shall apply if the Company releases the CEO from his work according to § 2 (4).

8.	The Company shall also reimburse the relocation costs incurred to the CEO due to the relocation from his current domicile to a domicile near Freising upon submission of the respective receipts. The reimbursement of the relocations costs shall be limited to a maximum of EUR 10,000 (in words: Euro ten thousand).

9.	The CEO undertakes to repay any overpayments of salary, including claims arising from the incorrect calculation of taxes and voluntary benefits, to the Company without delay. The CEO waives in this respect the assertion of a plea of a loss of enrichment according to § 818 (3) of the German Civil Code (Bürgerliches Gesetzbuch).

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§ 5

Travel Expenses

The CEO shall receive the reimbursement of his expenses at the fiscally recognized rates for trips, which are necessary in the Company’s interest. All further details are regulated by the respective valid Company guidelines.

§ 6

Temporary incapacity to work,

continued payment of salary in the event of illness

1.	The CEO shall notify the Company without delay of every instance of the temporary incapacity to work and its probable duration. On request, the reasons for the temporary inability to work must be indicated.

2.	If the CEO is unable to work on account of the temporary incapacity to work due to illness for which he is not responsible, then the Company shall continue to pay his remuneration for a period of 3 (three) months, but no longer than the duration of this Agreement. Reimbursements made by third parties to this effect will be deducted.

3.	The CEO shall assign his entitlement to compensation to the Company if he sustains injury at the hands of a third party and the Company continues to pay his salary in the case of illness. He is obliged to provide the Company without delay with all the information necessary to pursue said claims. The CEO shall remain obliged to pursue all claims against third parties.

§ 7

Leave

1.	The CEO shall receive 27 working days’ leave every calendar year. The CEO will take the Company’s respective interests into account.

2.	As far as the CEO cannot take the leave until the end of the year due to reasons he is not responsible for, he may take the leave until June 30 of the following year; if the leave is not taken until that point in time, the claim for vacation shall forfeit without any replacement.

3.	Leave shall only be granted leave pro rata temporis in the year of the commencement and the termination of this Agreement.

§ 8

Secondary employment

and Non-compete obligation

1.	The CEO shall devote his entire working capacity and all of his knowledge, experience, and know-how to the service of the Company and the enterprises affiliated with it. The CEO is free to set his own working hours, which shall be subject to his responsibilities and the requirements of the business.

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2.	Any other gainful employment requires prior written approval by the Supervisory Board. The assumption of offices in supervisory bodies of other enterprises or of honorary positions in organizations requires prior written approval by the Company. Sec. 88 of the German Stock Corporation Act shall remain unaffected.

3.	The Company may deny or, at any time, revoke its approval of a reported secondary activity only if the respective secondary activity, on its own or in conjunction with other secondary activities, raises the prospect of an impairment of the CEO’s activity for the Company or for enterprises affiliated with it in the future, or of other interests of the Company or of enterprises affiliated with it in the future.

4.	The CEO shall on request of the Company, at any time, but at the latest on termination of this Agreement, resign any offices in supervisory bodies of other enterprises or honorary positions in organizations he assumed in the interest of the Company.

5.	The CEO shall not be permitted, during the Term, to set up, purchase or participate directly or indirectly in any company, which is in competition with the Company. The purchase of shares of stock and / or business interests, which causes neither any majority shareholding nor any blocking minority within such an enterprise, shall not be barred according to the above mentioned restraint. This Non-Compete Covenant shall only apply to the business areas of activity the Manager was engaged in while performing his contractual duties during the past two years before the end of this Management Agreement. At present, this relates to the areas of activity concerning the discovery and development of Anticalins. This Non-Compete Covenant shall only apply to the geographical region the CEO was engaged in while performing his contractual duties during the past two years before the end of this Service Contract.

§ 9

Professional development

The costs for professional development measures, which are in the Company’s interest, shall be borne by the Company.

§ 10

Notification of alterations to personal details

The CEO must notify the Company without delay of alterations to his personal status and alterations to other data which is contained in the personnel questionnaire.

§ 11

Duty of care; return obligation

1.	The CEO shall be obliged to hold the articles put at his disposal (e.g. keys, electronic data, etc.) in safekeeping.

2.

At the Company’s request and at the latest when he leaves Company’s service, the CEO shall return to the Company without delay and without being requested to do so all files and other documents which concern the business operations of the Company or its

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affiliated companies which are in his possession or subject to his access - especially all plans, customer lists, price lists, printed matter, certificates, drawings, notes, drafts - and also copies of the said articles, regardless of whether he received them from the Company or from its affiliated companies.

§ 12

Confidentiality obligation

1.	The CEO undertakes to maintain secrecy on all business and company secrets, which he learns during his employment, and also on all other business and company facts of the employment. This shall not apply to facts, which are public knowledge.

2.	The confidentiality obligation shall also apply to the time after the termination of the employment.

3.	During the period of the employment and any time thereafter, the CEO is also obliged to maintain secrecy on the contents of this contract.

4.	A breach of this unconditional obligation shall constitute a serious infringement of the CEO’s contractual employment obligations, which if repeated entitles the Company to terminate the employment without notice period.

§ 13

IP Protection

1.	The CEO shall disclose and assign to the Company promptly and fully any future work (including computer software programs) and any invention, improvement, discovery, process, formula, technique, method, trade secret, or other intellectual property, whether or not patentable, whether or not copyrightable, that is made, conceived, developed, or first reduced to practice, either alone or jointly with others, including any associated trade marks, trade names and good will in the area of the Company’s business field as described in § 2 of the Articles of Association of the Company and all rights to any related know-how (hereinafter referred to as “Inventions”).

2.	The CEO hereby assigns to the Company all of his or his right, title and interest in and with respect to any future Inventions, including in particular the right to copy, disseminate, transfer to third parties, (sub-) license exclusively or non-exclusively, adapt and/or modify any such Invention and to apply for intellectual property rights in the Company’s own name. To the extent the assignment should not be legally valid, the CEO hereby grants to the Company an exclusive license to use such Invention as described for the entire life of such right. The CEO hereby waives any moral rights he may have under copyright laws, including in particular the right to publish any work, the right to be named as author and the right of access to any work, to the extent legally permitted.

3.	Such assignment or license shall be deemed compensated by the regular salary according to § 4 (1) above. The parties assume, and hereby agree, that the salary is an appropriate compensation for such assignment or license.

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§ 14

Ancillary agreements and contractual amendments

Verbal ancillary agreements to this contract have not been made. Amendments and supplements to this contract must be made in writing in order to be effective. The same shall apply to this requirement of the written form.

§ 15

Expiry deadlines

1.	The claims of both parties arising from the employment and such claims in connection with the employment shall lapse if they have not been asserted in writing against the other contracting party within three months after falling due.

2.	If the counter-party rejects the claim or does not reply within two weeks after the assertion of the claim, then the said claim shall lapse if it is not asserted in court within a period of 3 further months after the rejection or the expiry of the deadline. This shall not apply to claims for payment of the CEO which fall due during dismissal proceedings and which depend on the outcome of the proceedings. For these claims, the expiry deadline of three months shall commence after the final and absolute conclusion of the unlawful dismissal proceedings.

§ 16

Miscellaneous

1.	If a provision of this contract is or becomes legally ineffective or unfeasible in whole or in part, then the validity of the remaining provisions of this contract shall not thus be affected in case of doubt. On the contrary, the provision, which is legally ineffective or unfeasible in whole or in part, is to be replaced by a provision, which is closest in commercial terms to the meaning and purpose of the provision, which is ineffective or unfeasible in whole or in part. The same shall apply in the case of gaps in this contract.

2.	If, as a result of an alteration to the legislation or Supreme Court rulings or on account of other circumstances, a provision of this contract becomes invalid, then the provision shall automatically be adapted in line with the new legal position. The validity of the remaining provisions shall not thus be affected.

3.	Any amendment to this Agreement shall only be effective when entered into in writing and signed on behalf of both Parties.

4.	This Agreement shall be governed exclusively by German law.

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§ 17

Copy of contract

The CEO confirms by his own signature that he has received a written copy of this contract.

Freising, Aug. 30 2009	30. Aug 2009

/s/ Hans Küpper	/s/ Stephen S. Yoder
Company	CEO

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